                                                                   EXHIBIT 99(a)


                    PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                -------------

                                PRESS RELEASE


                              FOR IMMEDIATE RELEASE
                        FOR FURTHER INFORMATION, CONTACT:
            BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                 (207) 761-8517

                 PEOPLES HERITAGE ANNOUNCES 2 FOR 1 STOCK SPLIT

Portland, Maine, April 28, 1998 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that its Board of Directors has approved a two-for-one split of its common stock to all shareholders of record on May 8, 1998, which will be payable on May 18, 1998.

The Board of Directors also approved a regular cash dividend based on Company financial performance for the first quarter ended March 31, 1998. As a result of the two-for-one split, the dividend, which would have been 22 cents per share, was set at 11 cents per share. As adjusted for the stock split, the dividend is up 2 cents per share, or 22 percent, from the 9 cent per share dividend declared following the first quarter of 1997.

The record and payment dates for the cash dividend will be the same as for the stock split. Dividend payments and additional shares being provided under the terms of the split will be sent to registered shareholders in a combined mailing.

"We are very pleased to be able to pay a dividend that once again represents 30 percent or more of net income and to double the number of shares in each shareholder's hands," said William J. Ryan, Chairman, President and Chief Executive Officer. "At more than $50 per share, we felt our stock price had exceeded a comfortable price level for a community banking company.

"Local community investors have long been an important part of our shareholder mix and we want them to continue to feel that our stock price is reflective of a community bank."

Peoples Heritage Financial Group, Inc., with the recently-completed acquisition of CFX Corporation, is a $10 billion multi-bank and financial services holding company headquartered in Portland, Maine. The Company operates Peoples Heritage Bank with the largest deposit market share in Maine, Bank of New Hampshire with the largest deposit market share in New Hampshire, and Family Bank, the tenth largest bank in Massachusetts. Affiliate banks operate subsidiaries in the areas of trust and investments, leasing, mortgage banking and insurance brokerage.

                                      (end)